Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated March 31, 2026 (which includes an explanatory paragraph relating to Liminatus Pharma, Inc.’s ability to continue as a going concern) relating to the consolidated financial statements of Liminatus Pharma, Inc. as of and for the years ended December 31, 2025 and 2024, which is contained in the Prospectus.

We also consent to the reference to our Firm under the heading “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

Whippany, New Jersey

June 23, 2026